Exhibit 99.1
MARTIN MIDSTREAM PARTNERS ANNOUNCES NO SIGNIFICANT IMPACT FROM HURRICANE IKE
KILGORE, TX — September 16, 2008 — Martin Midstream Partners L.P. (Nasdaq: MMLP) (“MMLP” or the “Partnership”) announced today that it expects no significant impact on its operations as a result of Hurricane Ike. Prior to Hurricane Ike, the Partnership enacted its standard hurricane preparation protocol which focuses on minimizing operational delays and damage to our assets, including our terminalling and marine operations. Based on a current assessment of these operations and our facilities, the Partnership does not anticipate any significant change to its operating results due to Hurricane Ike.
Ruben S. Martin, President and Chief Executive Officer of Martin Midstream GP LLC, the general partner of MMLP stated, “Most importantly, our thoughts are with our personnel, their families and all those affected by Hurricane Ike. Our primary concern continues to be the safety and well being of all of our employees. Regarding the Partnership’s assets, all of the marine vessels are currently operating normally. While five of our 12 shorebase terminals have experienced operational delays as a result of Hurricane Ike, all five are expected to be operational within a week with the exception of our Galveston facility which is expected to be operational in two weeks. As we have many shorebase terminals located across Louisiana and Texas, we are currently servicing all of our customers’ immediate needs from facilities that have been unaffected by Hurricane Ike. Four of our 10 specialty terminals have also experienced minor operational delays but are expected to be capable of providing services to our customers within a week. Inventories across our system are intact and we believe we are fully within our insurance coverage limits with respect to damages to our property. All in all, we are pleased with the performance of our assets and we are thankful for the hard work and dedication of all of our employees.”
About Martin Midstream Partners
     Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas services;; marine transportation services for petroleum products and by-products; and sulfur and sulfur-based products processing, manufacturing, marketing and distribution.
     Additional information concerning the Company is available on the Company’s website at www.martinmidstream.com.
Forward-Looking Statements
     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.
Contacts:    Robert D. Bondurant, Executive Vice President and Chief Financial Officer of Martin Midstream GP LLC, the Company’s general partner at (903) 983-6200.